NEWS RELEASE
Lumen Technologies reports first quarter 2024 results

First Quarter 2024 Highlights
•Successfully completed our TSA transactions with a broad group of our creditors, significantly strengthening our balance sheet and addressing over $15 billion of our debt and commitments
◦Extended over $10 billion of our maturities due over the next four years to 2029 and beyond
◦Secured access to over $2.3 billion in new liquidity to fuel our pivot to growth
•Reported Net Income of $57 million for the first quarter 2024, compared to reported Net Income of $511 million for the first quarter 2023
•Reported diluted earnings per share of $0.06 for the first quarter 2024, compared to diluted earnings per share of $0.52 for the first quarter 2023. Excluding Special Items, diluted loss per share was $(0.04) for the first quarter 2024, compared to $0.10 diluted earnings per share for the first quarter 2023
•Generated Adjusted EBITDA of $977 million1 for the first quarter 2024, compared to $1.251 billion1 for the first quarter 2023, excluding the effects of Special Items of $170 million and $114 million, respectively
•Reported Net Cash Provided by Operating Activities of $1.102 billion for the first quarter 2024
•Generated Free Cash Flow of $518 million2 for the first quarter 2024, compared to negative $(75) million2 for the first quarter 2023, excluding cash paid for Special Items of $129 million and $(30) million, respectively
•Reiterated full-year 2024 financial outlook with the first quarter expected to be the low-point for Adjusted EBITDA

DENVER, April 30, 2024 — Lumen Technologies, Inc. (NYSE: LUMN) reported results for the first quarter ended March 31, 2024.
Kate Johnson, president and CEO of Lumen, commented “Lumen continued to make material progress in our turnaround with our strategy intently focused on empowering digital enterprises with next generation connectivity solutions powered by our best-in-class nationwide fiber network.

"While we experienced some expected headwinds in the first quarter, we accelerated North America Enterprise sales to fuel future revenue streams, drove material improvement in customer satisfaction scores across customer channels, and delivered our best-ever reported Quantum Fiber broadband net additions. This progress, coupled with executing our debt restructuring and strategically shape shifting to drive cost efficiency, gives us line of sight around our expectations for improving financial results in 2024 and beyond.”
1 Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the first quarter of 2023 includes $43 million from the EMEA business, divested in Nov. 1, 2023 and $18 million from certain of our CDN customer contracts sold Oct. 10, 2023, which will not recur in subsequent periods. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods. The post-closing financial impacts of actual amounts received or paid by the Company under the post-closing agreements with the purchasers of its businesses divested in 2022 and 2023 were a net reduction of $(46) million and $(48) million for the first quarter 2024 and 2023, respectively. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's activities and its current financial performance.
2 Includes the impact of (i) $700 million in cash tax refund received in Q1 2024 and (ii) $90 million in cash tax payments in Q1 2023 related to our 2022 divestitures.

Financial Results

Metric, as reported	First Quarter
($ in millions, except per share data)	2024	2023
Large Enterprise(1)	$858	911
Mid-Market Enterprise	486	523
Public Sector	420	432
North America Enterprise Channels	1,764	1,866
Wholesale	730	823
North America Business Revenue	2,494	2,689
International and Other(1)(2)	97	279
Business Segment Revenue	2,591	2,968
Mass Markets Segment Revenue	699	770
Total Revenue(3)(4)	$3,290	3,738
Cost of Services and Products	1,652	1,817
Selling, General and Administrative Expenses	823	721
Net Loss on Sale of Business	22	77
Stock-based Compensation Expense	14	14
Net Income	57	511
Net (Loss) Income, Excluding Special Items(5)(6)	(41)	97
Adjusted EBITDA(2)(5)(7)(8)	807	1,137
Adjusted EBITDA, Excluding Special Items(2)(5)(7)(8)(9)	977	1,251
Net Income Margin	1.7%	13.7%
Net (Loss) Income Margin, Excluding Special Items(5)(6)	(1.2)%	2.6%
Adjusted EBITDA Margin(5)	24.5%	30.4%
Adjusted EBITDA Margin, Excluding Special Items(5)(9)	29.7%	33.5%
Net Cash Provided by Operating Activities	1,102	595
Capital Expenditures(10)	713	640
Unlevered Cash Flow(5)	670	305
Unlevered Cash Flow, Excluding Cash Special Items(5)(11)	799	275
Free Cash Flow(5)	389	(45)
Free Cash Flow, Excluding Cash Special Items(5)(11)	518	(75)
Net Income per Common Share - Diluted	0.06	0.52
Net (Loss) Income per Common Share - Diluted, Excluding Special Items(5)(6)	(0.04)	0.10
Weighted Average Shares Outstanding (in millions) - Diluted	986.3	982.3
(1) International revenue amounts previously reported in Large Enterprise represent revenue related to our non-domestic regions including (i) Europe, Middle East and Africa ("EMEA") through the sale of our EMEA business on Nov. 1, 2023 and (ii) Asia Pacific ("APAC") and any remaining international operations, which we do not expect to be significant or material in future periods. As such, prior period amounts related to our historical international operations have been reclassified within the Business Segment Revenue to the "International and Other" sales channel. These reporting changes had no impact on total operating revenue, total operating expenses or net income for any period.

(2) Subsequent to the sale of select Content Delivery Network ("CDN") customer contracts announced on Oct. 10, 2023, certain prior period amounts related to our historical CDN revenue have been reclassified from "Harvest" to "International and Other" sales channel within the "Other" product in the Business Segment Revenue products to conform to our 2024 reporting presentation. These reporting changes had no impact on total operating revenue, total operating expenses or net income for any period. Revenue and Adjusted EBITDA excluding Special Items for the first quarter of 2023 includes $29 million and $18 million, respectively, from our divested CDN customer contracts. The Company believes that these figures will allow analysts and investors to understand the amounts associated with recent transactions and to understand the impacts they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company's ability to match its past performance in current and future periods.

(3) Revenue for the first quarter of 2023 includes $139 million from the EMEA business divested Nov. 1, 2023, which will not recur in periods following the divestiture. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions and to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods.

(4) The post-closing revenue impact of amounts received by the Company under its post-closing agreements with purchasers of our businesses divested in 2022 and 2023 was (i) $43 million for the first quarter of 2024 and (ii) $28 million for the first quarter of 2023. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's current financial performance.

(5) See the attached schedules for definitions of non-GAAP metrics and reconciliations to GAAP figures.
(6) Excludes Special Items (net of the income tax effect thereof) which negatively impacted this metric by (i) $(98) million for the first quarter of 2024 and (ii) $(414) million for the first quarter of 2023.

(7) Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the first quarter of 2023 includes $43 million from the EMEA business, divested in Nov. 1, 2023, which will not recur in periods following the divestiture. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods.

(8) The post-closing net financial impacts to adjusted EBITDA of actual amounts received or paid by the Company under its post-closing agreements with the purchasers of our businesses divested in 2022 and 2023 were (i) a net reduction of $(46) million for the first quarter of 2024 and (ii) a net reduction of $(48) million for the first quarter 2023. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's financial performance following the completion of these divestitures.

(9) Excludes Special Items in the amounts of (i) $170 million for the first quarter of 2024 and (ii) $114 million for the first quarter of 2023.
(10) Capital expenditures for the first quarter of 2023 includes $36 million of capital expenditures relating to EMEA business divested on Nov. 1, 2023, which will not recur in periods following the divestiture. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions and programs to understand the impact they had on the Company's past, but not current or future, capital expenditures. Therefore, these amounts will impact the Company’s ability to match its past capital expenditure activities in current and future periods.

(11) Excludes cash paid (received) for Special Items in the amounts of (i) $129 million for the first quarter of 2024 and (ii) $(30) million for the first quarter of 2023.

Metrics(1)	First Quarter	Fourth Quarter	QoQ Percent	First Quarter	YoY Percent
($ in millions)	2024	2023	Change	2023	Change
Revenue By Sales Channel
Large Enterprise	$858	894	(4)%	911	(6)%
Mid-Market Enterprise	486	501	(3)%	523	(7)%
Public Sector	420	497	(15)%	432	(3)%
North America Enterprise Channels	1,764	1,892	(7)%	1,866	(5)%
Wholesale	730	750	(3)%	823	(11)%
North America Business Revenue	2,494	2,642	(6)%	2,689	(7)%
International and Other	97	160	(39)%	279	(65)%
Business Segment Revenue	2,591	2,802	(8)%	2,968	(13)%
Mass Markets Segment Revenue	699	715	(2)%	770	(9)%
Total Revenue(2)	$3,290	3,517	(6)%	3,738	(12)%
Business Segment Revenue by Product Category
Grow	$1,059	1,085	(2)%	1,134	(7)%
Nurture	777	832	(7)%	913	(15)%
Harvest	582	620	(6)%	706	(18)%
Subtotal	2,418	2,537	(5)%	2,753	(12)%
Other	173	265	(35)%	215	(20)%
Business Segment Revenue	$2,591	2,802	(8)%	2,968	(13)%
Net Income (Loss)	$57	(1,995)	nm	511	(89)%
Net Income (Loss) Margin	1.7%	(56.7)%	nm	13.7%	(88)%
Net (Loss) Income, Excluding Special Items	$(41)	83	nm	97	nm
Net (Loss) Income Margin, Excluding Special Items	(1.2)%	2.4%	nm	2.6%	nm
Adjusted EBITDA, Excluding Special Items(3)	$977	1,099	(11)%	1,251	(22)%
Adjusted EBITDA Margin, Excluding Special Items	29.7%	31.2%	(5)%	33.5%	(11)%
Capital Expenditures(4)	$713	821	(13)%	640	11%
(1) See the notes to our immediately preceding chart for information about our use of non-GAAP metrics, Special Items, and reconciliations to GAAP.
(2) Revenue for the first and fourth quarter of 2023 includes amounts from the 2023 divestiture and sale of CDN contracts. Revenue for the first quarter of 2024 and first and fourth quarter of 2023 includes amounts from the post-closing commercial agreements with the purchasers of our businesses divested in 2022 and 2023. Refer to footnotes 1 through 4 on the preceding table for details.

(3) Adjusted EBITDA excluding Special Items for the first and fourth quarter of 2023 includes the financial impacts from the 2023 divestiture and sale of CDN contracts. Adjusted EBITDA excluding Special Items for the first quarter of 2024 and the first and fourth quarter of 2023 includes the financial impacts from the post-closing commercial agreements with the purchasers of our businesses divested in 2022 and 2023. Refer to footnotes 2, 7 and 8 on the preceding table for details.

(4) Capital expenditures for the first and fourth quarter 2023 includes the impacts of capital expenditures related to our divested businesses, which will not recur in periods following the completion of these divestitures. Refer to footnote 10 on the preceding table for details.

nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Revenue
Total Revenue was $3.290 billion for the first quarter 2024, compared to $3.738 billion for the first quarter 2023.

Cash Flow
Free Cash Flow, excluding Special Items, was $518 million1 in the first quarter 2024, compared to negative $(75) million1 in the first quarter 2023.

As of March 31, 2024, Lumen had cash and cash equivalents of $1.580 billion.
______________________________________________________________________
1 See footnote 2 on page 1 of this release.

2024 Financial Outlook
The company reiterated its full-year 2024 financial outlook which is detailed below:

Metric (1)(2)	Outlook
Adjusted EBITDA	$4.1 to $4.3 billion
Free Cash Flow(3)(4)	$100 to $300 million
Net Cash Interest	$1.25 to $1.35 billion
Capital Expenditures	$2.7 to $2.9 billion
Cash Income Taxes/(Refund)(4)	($200) to ($300) million

(1) For definitions of non-GAAP metrics and reconciliations to GAAP figures, see the attached schedules and our Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, goodwill impairments, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Apr. 30, 2024. See “Forward-Looking Statements.”

(3) Assumes no discretionary pension plan contributions during 2024.
(4) Includes an approximately $700 million tax refund received during the first quarter 2024.

Investor Call
Lumen’s management team will host a conference call at 5:00 p.m. ET today, Apr. 30, 2024. The conference call will be streamed live over the Lumen website at ir.lumen.com. Additional information regarding first quarter 2024 results, including the presentation materials management will review during the conference call, will be available on the Investor Relations website prior to the call. A webcast replay of the call will also be available on our website for one year.

Media Relations Contact:	Investor Relations Contact:
Esmeralda Cameron	Jim Breen, CFA
esmeralda.cameron@lumen.com	jim.breen@lumen.com
+1 201-839-0712	+1 603-404-7003

About Lumen Technologies:
Lumen connects the world. We are igniting business growth by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow.

For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the effects of intense competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to successfully and timely attain our key operating imperatives, including simplifying and consolidating our network, simplifying and automating our service support systems, attaining our Quantum Fiber buildout schedule, replacing aging or obsolete plant and equipment, strengthening our relationships with customers and attaining projected cost savings; our ability to safeguard our network, and to avoid the adverse impact of cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, service standards, broadband deployment, data protection, privacy and net neutrality; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt obligations, taxes, pension contributions and other benefits payments; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; our ability to successfully adjust to changes in customer demand for our products and services, including increased demand for high-speed data transmission services and artificial intelligence services; our ability to successfully maintain the quality and profitability of our existing product and service offerings, to introduce profitable new offerings on a timely and cost-effective basis and to transition customers from our legacy products to our newer offerings; our ability to successfully and timely implement our corporate strategies, including our transformation, buildout and deleveraging strategies; our ability to successfully and timely realize the anticipated benefits from our 2022 and 2023 divestitures, and to successfully operate and transform our remaining business; changes in our operating plans, corporate strategies, or capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market or regulatory conditions, or otherwise; the impact of any future material acquisitions or divestitures that we may transact; the negative impact of increases in the costs of our pension, healthcare, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations; the potential negative impact of customer and shareholder complaints, government investigations, security breaches or service outages impacting us or our industry; adverse changes in our access to credit markets on acceptable terms, whether caused by changes in our financial position, lower credit ratings, unstable markets, debt covenant restrictions or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; our ability to attain the anticipated benefits of our March 22, 2024 debt transactions; our ability to maintain favorable relations with our security holders, key business partners, suppliers, vendors, landlords and lenders; our ability to timely obtain necessary hardware, software, equipment, services, governmental permits and other items on favorable terms; our ability to meet evolving environmental, social and governance ("ESG") expectations and benchmarks, and effectively communicate and implement our ESG strategies; the potential adverse effects arising out of allegations regarding the release of hazardous materials into the environment from network assets owned or operated by us or our predecessors, including any resulting governmental actions, removal costs, litigation, compliance costs or penalties; our ability to collect our receivables from, or continue to do business with, financially-troubled customers; our ability to continue to use or renew intellectual property used to conduct our operations; any adverse developments in legal or regulatory proceedings involving us; changes in tax, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels, including those arising from governmental programs promoting broadband development; our ability to use our net operating loss carryforwards in the amounts projected; the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges; the effects of adverse weather, terrorism, epidemics, pandemics, rioting, vandalism, societal unrest, or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of changes in interest rates or inflation; the effects of more general factors such as changes in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic, public health or geopolitical conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic and market conditions, and our assumptions, as of such date. We may change our intentions, strategies or plans (including our capital allocation plans) at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited to Adjusted EBITDA, Free Cash Flow, Unlevered Cash Flow and adjustments to GAAP and non-GAAP measures to exclude the effect of Special Items.
In addition to providing key metrics for management to evaluate the Company’s performance, we believe these above-described measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)

	Three months ended March 31,		(Decrease) / Increase
	2024	2023
OPERATING REVENUE	$3,290	3,738	(12)%
OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,652	1,817	(9)%
Selling, general and administrative	823	721	14%
Loss on sale of business	22	77	(71)%
Depreciation and amortization	748	733	2%
Total operating expenses	3,245	3,348	(3)%
OPERATING INCOME	45	390	(88)%
OTHER INCOME (EXPENSE)
Interest expense	(291)	(279)	4%
Net gain on early retirement of debt	275	609	(55)%
Other income (expense), net	73	(40)	nm
Total other income, net	57	290	(80)%
Income tax expense	(45)	(169)	(73)%
NET INCOME	$57	511	(89)%

BASIC EARNINGS PER SHARE	$0.06	0.52	(88)%
DILUTED EARNINGS PER SHARE	$0.06	0.52	(88)%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	984,855	981,555	—%
Diluted	986,262	982,283	—%

Exclude: Special Items(1)	$(98)	(414)	(76)%
NET (LOSS) INCOME EXCLUDING SPECIAL ITEMS	$(41)	97	nm
DILUTED (LOSS) EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	$(0.04)	0.10	nm

(1) Excludes the Special Items described in the accompanying Non-GAAP Special Items table, net of the income tax effect thereof.
nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2024 AND DECEMBER 31, 2023
(UNAUDITED)
($ in millions)
	March 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,580	2,234
Accounts receivable, less allowance of $67 and $67	1,322	1,318
Other	1,033	1,223
Total current assets	3,935	4,775
Property, plant and equipment, net of accumulated depreciation of $21,725 and $21,318	19,908	19,758
GOODWILL AND OTHER ASSETS
Goodwill	1,964	1,964
Other intangible assets, net	5,290	5,470
Other, net	2,076	2,051
Total goodwill and other assets	9,330	9,485
TOTAL ASSETS	$33,173	34,018
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$86	157
Accounts payable	1,162	1,134
Accrued expenses and other liabilities
Salaries and benefits	578	696
Income and other taxes	761	251
Current operating lease liabilities	282	268
Interest	110	168
Other	172	213
Current portion of deferred revenue	665	647
Total current liabilities	3,816	3,534
LONG-TERM DEBT	18,591	19,831
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,143	3,127
Benefit plan obligations, net	2,457	2,490
Deferred revenue	2,021	1,969
Other	2,641	2,650
Total deferred credits and other liabilities	10,262	10,236
STOCKHOLDERS' EQUITY
Common stock	1,016	1,008
Additional paid-in capital	18,137	18,126
Accumulated other comprehensive loss	(799)	(810)
Accumulated deficit	(17,850)	(17,907)
Total stockholders' equity	504	417
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,173	34,018

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(UNAUDITED)
($ in millions)
	Three months ended March 31,
	2024	2023
OPERATING ACTIVITIES
Net income	$57	511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	748	733
Loss on sale of business	22	77
Deferred income taxes	8	46
Provision for uncollectible accounts	23	27
Net gain on early retirement of debt	(275)	(609)
Debt modification costs and related fees	(79)	—
Unrealized (gain) loss on investments	(20)	80
Stock-based compensation	14	14
Changes in current assets and liabilities, net	479	(225)
Retirement benefits	(13)	(15)
Changes in other noncurrent assets and liabilities, net	198	(16)
Other, net	(60)	(28)
Net cash provided by operating activities	1,102	595
INVESTING ACTIVITIES
Capital expenditures	(713)	(640)
Proceeds from sale of property, plant and equipment and other assets	12	23
Other, net	3	1
Net cash used in investing activities	(698)	(616)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	1,325	—
Payments of long-term debt	(1,902)	(61)
Net payments on revolving line of credit	(200)	—
Dividends paid	(3)	(8)
Debt issuance and extinguishment costs and related fees	(278)	(11)
Other, net	(2)	(6)
Net cash used in financing activities	(1,060)	(86)
Net increase in cash, cash equivalents and restricted cash	(656)	(107)
Cash, cash equivalents and restricted cash at beginning of period	2,248	1,307
Cash, cash equivalents and restricted cash at end of period	$1,592	1,200

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$1,580	1,148
Cash and cash equivalents and restricted cash included in assets held for sale	—	41
Restricted cash	12	11
Total	$1,592	1,200

Lumen Technologies, Inc.
OPERATING METRICS
(UNAUDITED)

Operating Metrics	1Q24	4Q23	1Q23

Mass Markets broadband subscribers
(in thousands)
Fiber broadband subscribers	952	916	856
Other broadband subscribers(1)	1,758	1,842	2,125
Mass Markets total broadband subscribers(2)	2,710	2,758	2,981

Mass Markets broadband enabled units(3)
(in millions)
Fiber broadband enabled units	3.8	3.7	3.3
Other broadband enabled units	18.0	18.1	18.5
Mass Markets total broadband enabled units	21.8	21.8	21.8

(1) Other broadband subscribers are customers that primarily subscribe to lower speed copper-based broadband services marketed under the CenturyLink brand.
(2) Mass Markets broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our Mass Markets broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone Mass Markets broadband subscribers. We count lines when we install the service. Other companies may use different methodologies.

(3) Represents the total number of units capable of receiving our broadband services at period end. Other companies may use different methodologies to count their broadband enabled units.

Description of Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.
Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, stock-based compensation expense and impairments.
Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Special Items) to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA further excludes the gain (or loss) on extinguishment and modification of debt and other income (expense), net, because these items are not related to the primary business operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, by excluding the above-listed items, Adjusted EBITDA may exclude items that investors believe are important components of our performance. Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows or the Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, enables management and investors to monitor the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure our cash performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Unlevered Cash Flow to that of some of our competitors may be of limited usefulness. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure our performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Free Cash Flow to that of some of our competitors may be of limited usefulness since until recently we did not pay a significant amount of income taxes due to net operating loss carryforwards, and therefore generated higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

Lumen Technologies, Inc.
Non-GAAP Special Items
(UNAUDITED)
($ in millions)
	Actual QTD
Special Items Impacting Adjusted EBITDA	1Q24	1Q23
Severance	$4	8
Consumer and other litigation	(2)	—
Loss on sale of business	22	77
Transaction and separation costs(1)	168	29
Net gain on sale of select CDN contracts	(22)	—
Total Special Items impacting Adjusted EBITDA	$170	114
	Actual QTD
Special Items Impacting Net Income	1Q24	1Q23
Severance	$4	8
Consumer and other litigation	(2)	—
Loss on sale of business	22	77
Transaction and separation costs(1)	168	29
Net gain on sale of select CDN contracts	(22)	—
Net gain on early retirement of debt(2)	(275)	(609)
Income from transition and separation services(3)	(35)	(46)
Total Special Items impacting Net Income	(140)	(541)
Income tax effect of Special Items(4)	42	127
Total Special Items impacting Net Income, net of tax	$(98)	(414)
	Actual QTD
Special Items Impacting Cash Flows	1Q24	1Q23
Severance	$18	5
Consumer and other litigation	(2)	—
Transaction and separation costs(1)	138	24
Income from transition and separation services(3)	(25)	(59)
Total Special Items impacting Cash Flows	$129	(30)
(1) Transaction and separation costs associated with (i) the sale of our Latin American business on Aug. 1, 2022, (ii) the sale of our 20-state ILEC business on Oct. 3, 2022, (iii) the sale of our EMEA business on Nov. 1, 2023, (iv) our March 22, 2024 debt transaction support agreement and (v) our evaluation of other potential transactions.

(2) Reflects a gain as a result of (i) debt transaction support agreement and resulting debt extinguishment in Q1 2024 and (ii) $1.5 billion of debt exchanges in Q1 2023.
(3) Income from transition and separation services includes charges we billed for transition services and IT professional services provided to the purchasers in connection with our 2022 and 2023 divestitures.

(4) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 30.0% for Q1 2024 and 23.5% for Q1 of 2023.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD
	1Q24	1Q23
Net cash provided by operating activities(1)	$1,102	595
Capital expenditures	(713)	(640)
Free Cash Flow(1)	389	(45)
Cash interest paid	339	363
Interest income	(58)	(13)
Unlevered Cash Flow(1)	$670	305

Free Cash Flow(1)	$389	(45)
Add back: Severance(2)	18	5
Remove: Consumer and other litigation(2)	(2)	—
Add back: Transaction and separation costs(2)	138	24
Remove: Income from transition and separation services(2)	(25)	(59)
Free Cash Flow excluding cash Special Items(1)	$518	(75)

Unlevered Cash Flow(1)	$670	305
Add back: Severance(2)	18	5
Remove: Consumer and other litigation(2)	(2)	—
Add back: Transaction and separation costs(2)	138	24
Remove: Income from transition and separation services(2)	(25)	(59)
Unlevered Cash Flow excluding cash Special Items(1)	$799	275

(1) Includes the impact of (i) $700 million in cash tax refund received in Q1 2024 and (ii) $90 million in cash tax payments in Q1 2023 related to our 2022 divestitures.
(2) Refer to Non-GAAP Special Items table for details of the Special Items impacting cash included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD
	1Q24	1Q23
Net income	$57	511
Income tax expense	45	169
Total other income, net	(57)	(290)
Depreciation and amortization expense	748	733
Stock-based compensation expense	14	14
Adjusted EBITDA(1)	$807	1,137

Add back: Severance(2)	4	8
Add back: Consumer and other litigation(2)	(2)	—
Add back: Net loss on sale of business(2)	22	77
Add back: Transaction and separation costs(2)	168	29
Add back: Net gain on sale of select CDN contracts(2)	(22)	—
Adjusted EBITDA excluding Special Items(1)	$977	1,251

Net (loss) income excluding Special Items(2)	$(41)	97

Total revenue	$3,290	3,738

Net Income Margin	1.7%	13.7%
Net (Loss) Income Margin, excluding Special Items	(1.2)%	2.6%
Adjusted EBITDA Margin	24.5%	30.4%
Adjusted EBITDA Margin excluding Special Items	29.7%	33.5%

(1) Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the first quarter of 2023 includes the financial impacts of (i) the EMEA business divested on Nov. 1, 2023 and (ii) the Company's select CDN contracts sold Oct. 10, 2023 and both the first quarter 2023 and 2024 include the financial impact of the post-closing commercial agreements with the purchasers of the our recently divested businesses. Refer to footnote 1 on the first page of this release for details.

(2) Refer to Non-GAAP Special Items table for details of the Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2024 OUTLOOK (1) (2) (3) (4)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended December 31, 2024
	Range
	Low	High
Net (loss) income	$(100)	400
Income tax expense	50	250
Total other expense, net	1,190	920
Depreciation and amortization expense	2,900	2,700
Stock-based compensation expense	60	30
Adjusted EBITDA	$4,100	4,300

Free Cash Flow Outlook
Twelve Months Ended December 31, 2024
	Range
	Low	High
Net cash provided by operating activities	$2,800	3,200
Capital expenditures	(2,700)	(2,900)
Free Cash Flow	$100	300

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and our Investor Relations website.
(2) Outlook measures in this chart (i) exclude the effects of Special Items, goodwill impairments, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Apr. 30, 2024. See “Forward-Looking Statements.”
(3) Assumes no discretionary pension plan contributions during 2024.
(4) Includes an approximately $700 million tax refund received during the first quarter 2024.